                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement                [_] Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           BT Financial Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its charter)


                         -- Enter Company Name Here --
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------


     (5) Total fee paid:
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------


     (3) Filing Party:
     -------------------------------------------------------------------------


     (4) Date Filed:
     -------------------------------------------------------------------------

Notes:

                      [Logo of BT Financial Corporation]


                                                        BT FINANCIAL CORPORATION
                                                                 551 Main Street
                                                   Johnstown, Pennsylvania 15901

                                                                   April 5, 2000


         N O T I C E  O F  2 0 0 0  A N N U A L  M E E T I N G  O F
                            S H A R E H O L D E R S


          The Annual Meeting of the Shareholders of BT Financial Corporation will be held on Tuesday, May 9, 2000, at 3:00 p.m., E.D.S.T., at the Holiday Inn, Downtown Johnstown, 250 Market Street, Johnstown, Pennsylvania 15901, to consider and take action on the following:

     (1) The election of five directors: James E. Croner, Ethel J. Otrosina, Harry F. Radcliffe, James A. Ulmer and Earl K. Wahl, Jr., each for a term of four years to expire in 2004; and

     (2) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors recommends a vote in favor of the proposal. Owners of common stock of record at the close of business on March 31, 2000 will be entitled to vote at the Annual Meeting or any adjournments thereof.

     ALL SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING, ARE URGED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.



                                   By Order of the Board of Directors,

                                   /s/ Laura L. Roth

                                   Laura L. Roth
                                   Corporate Secretary

           T H E   A N N U A L   M E E T I NG   A N D   V O T I N G

          This Proxy Statement is being mailed on or about April 5, 2000 in connection with the solicitation of the enclosed form of proxy by the Board of Directors of BT Financial Corporation (the "Corporation") for use at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, May 9, 2000, at 3:00 p.m. E.D.S.T., at the Holiday Inn, Downtown Johnstown, 250 Market Street, Johnstown, Pennsylvania 15901, and at any adjournments thereof.

Who Is Entitled to Vote?

          Shareholders as of the close of business on March 31, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting. On that date, there were 16,683,294 shares of the Corporation's Common Stock outstanding, par value $5.00 per share. Each share of Common Stock is entitled to one vote on each matter that may properly come before the Annual Meeting.

Voting

          Shares may be voted in person or by proxy. To vote by proxy, sign, date and return the enclosed proxy card. The shares represented by the proxy will be voted in accordance with the directions on the proxy. If no instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted (i) for the election of the nominees identified on page 5 and (ii) by the proxies in their discretion on any other matters to come before the meeting. Shareholders whose shares are held of record by a broker or other nominee are nevertheless encouraged to fill in the boxes of their choice on the proxy, as brokers and other nominees may not be permitted to vote shares with respect to certain matters for which they have not received specific instructions from the beneficial owners (owner of a security registered in another's name, such as that of a brokerage or trust fund) of the shares.

          The enclosed form of proxy indicates all shares registered in the shareholder's name. It includes any shares held for participants in the Dividend Reinvestment Plan.

Changing Your Vote

          Any person giving a proxy may revoke it at any time before it is voted, by giving written notice to the Secretary of the Corporation. The presence at the Annual Meeting of a shareholder who has signed a proxy does not itself revoke that proxy.

Quorum and Voting Information

          A quorum is required to conduct business at the Annual Meeting. A majority of the outstanding shares of the Corporation present in person or represented by proxy constitutes a quorum. Abstentions, votes withheld and shares represented by broker non-votes are counted in determining whether a quorum is present.

          Directors are elected by the affirmative vote of a plurality of the votes cast, and votes may be cast in favor of or withheld from each director nominee. Votes may not be cumulated in the election of directors. An affirmative vote of a majority of the votes entitled to be cast by shareholders present in person or by proxy at the meeting is required for approval of any other matters presented. Abstentions with respect to any proposal other than the election of directors will have the same effect as votes against the proposals.

          Brokers and nominees holding shares for a beneficial owner are precluded from exercising their voting discretion with respect to certain matters to be acted upon and, in the absence of specific instructions from the beneficial owner of the shares, will not be empowered to vote the shares on such matters, and, therefore, will have no effect on the outcome of any of such matters to be voted upon at the meeting.

Costs of This Proxy Solicitation

          The Corporation pays all expenses of this solicitation. Directors, officers and management personnel of the Corporation and its subsidiaries may solicit proxies in person, or by telephone, mail, or telegraph. The Corporation will request that persons who hold shares for others, such as banks, brokers, and other nominees, fiduciaries and custodians obtain voting instructions from the beneficial owners of the shares. Upon request, the Corporation will reimburse these persons for their reasonable expenses in providing proxy materials to beneficial owners and obtaining voting instructions.


                         S T O C K   O W N E R S H I P

Stock Ownership of Holders of More than 5% of the Common Stock

          As of February 1, 2000, Laurel Trust Company, an affiliate of the Corporation, beneficially owned (or is deemed to beneficially own pursuant to the rules of the Securities and Exchange Commission (the "SEC")) 802,154 shares of Common Stock of the Corporation or 4.808% of the outstanding Common Stock of the Corporation, all of which are held in a fiduciary capacity under various agreements with Laurel Trust Company as Trustee. Laurel Trust Company has advised the Corporation that it has sole investment power for 802,154 shares, sole voting power with respect to 732,612 shares and shared voting power with respect to 69,542 shares. Laurel Trust Company holds 16,329 shares of Common Stock of the Corporation under trust arrangements for directors and executive officers of the Corporation, which Common Stock is also reported in the following table. Other than as set forth above, the Corporation has no knowledge of any person who owned of record or beneficially more than 5% of the outstanding Common Stock of the Corporation.

Stock Ownership of Directors and Executive Officers

          The following table reflects shares of Common Stock of the Corporation beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) as of February 18, 2000 by directors of the Corporation, nominees for director and executive officers named in the Summary Compensation Table below. The five named executive officers are the Chief Executive Officer of the Corporation and the four other officers who were the highest paid in 1999, with salaries and cash bonuses in excess of $100,000. No individual director, nominee or executive officer owned more than 1% of the Common Stock, except for Mr. James E. Croner, who beneficially owned 1.37% of the Common Stock. The total ownership shown for the current directors and executive officers of the Corporation as a group represents 6.9% of outstanding shares of the Common Stock.

=======================================================================
                                                    Aggregate Number
                             Exercisable            of Shares of
                             Options to             Common Stock
                             Purchase Shares of     Beneficially
           Name              Common Stock/1/        Owned/2, 3, 4, 5/
=======================================================================
John H. Anderson                 93,750                 11,180
G. Scott Baton, II                6,250                 36,130
James E. Croner                   1,000                228,050
Louis G. Galliker                 6,250                 11,081
William B. Kania                  6,250                102,055
Edward L. Mears                   6,250                 75,006
Roger S. Nave                     6,250                 64,916
Ethel J. Otrosina                 6,250                 17,102
Harry F. Radcliffe                   --                105,445
Robert G. Salathe, Jr.            6,250                 22,383
William R. Snoddy                 6,250                 67,953
Gerald W. Swatsworth              6,250                 80,215
W. A. Thomas                      6,250                 22,120
Rowland H. Tibbott, Jr.           6,250                 32,594
James A. Ulmer                       --                 23,100
Earl K. Wahl, Jr.                 1,000                 33,240
Thomas A. Young                   6,250                 35,922
Steven C. Ackmann                62,500                  7,461
Kim Craig                        46,875                  2,529
George W. Hay                    39,000                 65,903
Eric F. Rummel                   46,875                  4,821
All current executive           477,900              1,156,194
officers and directors
as a group (26 persons)


(1) Shares the directors and executive officers have a right to acquire through the exercise of stock options within 60 days after February 1, 2000.

(2) Under regulations of the SEC, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the securities. Voting power is the power to create or direct voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless indicated otherwise in the footnotes below, each director and executive officer has the sole voting power over the shares indicated opposite their name.

(3) Includes the following shares held jointly with spouses and or minor children, as to which voting and investment power is shared with the spouse or child; Mr. Galliker, 11,081; Mr. Mears, 40,142; Mr. Radcliffe, 51,295; Mr. Snoddy, 64,142; Mr. Wahl, 32,190; Attorney Young, 16,249; Mr. Ackmann, 447; Mr. Craig, 26; Mr. Hay, 32,803; and Mr. Rummel, 4,821.

(4) Includes the following shares held solely by the spouse; Mr. Nave, 57,172; Mr. Snoddy, 924; Mr. Swatsworth, 30,424; Mr. Thomas, 10,333; Attorney Young, 15,122; and Mr. Hay, 11,447; and the following shares held solely by Mr. Tibbott's mother, to which Mr. Tibbott has power of attorney, 8,505.

(5) Includes the following shares held in entities over which the person has investment and voting power: Mr. Croner, 144,365.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to the Corporation's officers, directors and greater than ten-percent beneficial owners were complied with, except that one report for each of Messrs. Salathe and Swatsworth was filed late.

Stock Performance Graph

     The following graph compares the performance of the Corporation's Common Stock with the performance of the NASDAQ Market index and a peer group index over the past five years. The graph assumes that $100 was invested on December 31, 1994 in the Corporation's Common Stock, the NASDAQ Market index and the peer group index, and that all dividends were reinvested. The peer group index was derived from the stock performance of a composite group of financial institutions of comparable size located in the Middle Atlantic states. The stock price performance shown on the graph is not necessarily indicative of future price performance:

                             [Graph Appears Here]

                                             1994          1995          1996           1997          1998          1999
                                          ---------     ---------     ---------     ----------     ---------     ---------
BTFC                                          100           136           177            258           284           236
NASDAQ MARKET                                 100           130           161            197           278           490
PEER GROUP (MIDDLE ATLANTIC BANKS)            100           147           197            321           353           279

   Data in the graph was compiled by Media General Financial Services, Inc.

PROPOSAL ONE - ELECTION OF DIRECTORS

     The Corporation's Board of Directors has 15 members. The Board is divided into four classes of substantially equal size, whose terms of office end in successive years.

     Nominees for election this year are: James E. Croner, Ethel J. Otrosina, Harry F. Radcliffe, James A. Ulmer and Earl K. Wahl, Jr. Each will serve until the 2004 Annual Meeting and until their respective successors are elected and qualified. (See page 5 for more information on these nominees.)

     The shares represented by the enclosed form of proxy will be voted for the election of these nominee directors, unless authority to so vote is withheld. If any nominee director is unable or unwilling to stand for election, the persons appointed in the enclosed proxy may vote for any substitute or substitutes nominated by the Board of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to elect the directors. Accordingly, abstentions and broker non-votes do not have an effect on the outcome of the election of directors. Votes may not be cumulated in the election of directors.

     The Board of Directors recommends a vote FOR these nominee directors.



                      B O A R D   O F   D I R E C T O R S

     The following table sets forth certain information about the nominees for election as directors and about continuing directors of the Corporation. Each nominee or director has been engaged in the principal occupation listed for five years or more, except as otherwise indicated in the table. There are no family relationships among the directors, nominees and executive officers of the Corporation.

Nominees for Election as Directors Whose Terms Expire in 2004:

James E. Croner              Director since 1999     Mr. Croner is the President of Croner, Inc., a mining company, since 1984.
age, 56

Ethel J. Otrosina            Director since 1983(a)  Ms. Otrosina retired as Executive Vice President and Secretary of the
age, 74                                              Corporation in 1993.

Harry F. Radcliffe           Director since          Mr. Radcliffe is President and Chief Executive Officer of Fort Pitt Capital
age, 49                      March 2000              Management Corporation, a general partner for three funds which hold various investments, since 1994.

James A. Ulmer               Director since          Mr. Ulmer is Chairman and President of E. W. Bowman, Inc., a manufacturer of
age, 69                      March 2000              industrial furnaces, since 1978.

Earl K. Wahl, Jr.            Director since 1999     Mr. Wahl is Principal Owner of JED Corporation, an environmental consulting
age, 59                                              firm, since 1990; Principal Owner of Cattleman's Cut, Inc., a restaurant business, since 1979; and Principal Owner of Superior Coating Systems, distribution and sale of acrylic wall coatings, since 1996.

Continuing Directors Whose Terms Expire in 2003:

Louis G. Galliker            Director since 1978(a)      Mr. Galliker is the President of Galliker Dairy Company,
age, 65                                                  a dairy products company, since 1968.

Gerald W. Swatsworth         Director since 1970(a)      Mr. Swatsworth retired as Chairman and Chief Executive
age, 73                                                  Officer of the Corporation in 1993.

Rowland H. Tibbott, Jr.      Director since 1970(b)      Mr. Tibbott is the President and Chief Executive Officer of Tibbott, Inc.,
age, 59                                                  a pharmacy, and Wild and Free Nature Shops and Hallmark Shops, a holding company, since 1968. He serves as Secretary/Treasurer of Laurel Medical
                                                         Supplies since 1985 and is a Partner in the Summit Automotive Group Holding
                                                         Co., since 1998.

Thomas A. Young              Director since 1996         Mr. Young is an Attorney-at-Law, in private practice, since 1958.
age, 67

Continuing Directors Whose Terms Expire in 2002:
John H. Anderson             Director since 1993         Mr. Anderson is the Chairman and Chief Executive Officer of the
age, 49                                                  Corporation, since 1995. He served as Chairman, President and Chief
                                                         Executive Officer of the Corporation from 1993 to 1995.

G. Scott Baton               Director since 1996         Mr. Baton is the Chairman and Chief Executive Officer of Chestnut Ridge
age, 63                                                  Foam, since 1986.

Edward L. Mears              Director since 1983(b)      Mr. Mears retired as Vice President of Mears Enterprises, Inc., a mining
age, 72                                                  company in 1990. He is also a Partner in C & E Farms, since 1980 and a
                                                         Partner in Allegheny Farm Service, Inc., from 1994 to 1996.

Roger S. Nave                Director since 1981(a)      Mr. Nave is the owner-operator of Suburban Real Estate Company, a real
age, 70                                                  estate company, since 1963; and President of DoNan, Inc., a real estate holding company, since 1979.

Continuing Directors Whose Terms Expire in 2001:
William B. Kania             Director since 1989(c)      Mr. Kania is a Partner in W. B. Kania & Associates, a CPA firm, since
age, 68                                                  1996; and Partner, Kania & Sharpe, a CPA firm, from 1991 to 1996.

Robert G. Salathe, Jr.       Director since 1991(c)      Mr. Salathe is the Chairman and Chief Executive Officer of Bedford
age, 70                                                  Valley Petroleum Corporation, since 1987; and President of LBS
                                                         Corporation, since 1988.  He served as Treasurer of RG's Food Shops, Inc., from 1990 to 1997 and Chairman and Chief Executive Officer of Cumberland
                                                         Petroleum Corporation from 1987 to 1997.

William R. Snoddy            Director since 1990(c)      Mr. Snoddy is the President of Coolspring Stone Company, since 1988;
age, 62                                                  President of Golden Eagle Construction, B&L Trucking, Inc., and WRS
                                                         Rentals, a real estate rental company, since 1992.

W. A. Thomas                 Director since 1980(a)      Mr. Thomas retired as President and Chairman of Rockwood Holding Company,
age, 69                                                  underwriters of workmen's compensation insurance, in 1988 where he served from 1981 to 1988.

_________
(a) Includes service as a director of Johnstown Bank and Trust Company ("Bank and Trust") (now known as Laurel Bank) before Bank and Trust became a subsidiary of the Corporation on July 1, 1983.
(b) Includes service as a director of Laurel Bank before Laurel Bank became a subsidiary of the Corporation on January 1, 1985.
(c) Includes service as a director of Bank and Trust, now known as Laurel Bank.
(d) Includes service as a director of Fayette Bank, now known as Laurel Bank.

Directors' Compensation

     The Corporation pays each director who is not an employee of the Corporation or its affiliates, an annual retainer fee of $3,500, $800 for attending each meeting of the Board of Directors of the Corporation and $400 for attending each meeting of a committee of the Board. Each director of an affiliate of the Corporation also receives $500 for attending each meeting of an affiliate's board of directors and $250 for attending each meeting of a committee of such affiliate's board of directors. Each director who serves on one of the Corporation's five Regional Boards also receive $500 for attending each Regional Board meeting, which are scheduled quarterly.

Meetings and Committees

     The Board of Directors of the Corporation met 14 times in 1999. During the year, each incumbent director named on pages 6 and 7 attended 75% or more of the aggregate number of: (i) the total number of meetings of the Board of Directors of the Corporation and (ii) the total number of meetings of the committees of the Board of Directors of the Corporation on which he or she served, except Mr. Salathe due to previous commitments. The Board of Directors has a standing executive committee and audit committee, as described below.

The Executive Committee of the Board of Directors

     The Executive Committee met 13 times in 1999. The Executive Committee consists of John H. Anderson, G. Scott Baton, II, William B. Kania, Edward L. Mears, Ethel J. Otrosina, Robert G. Salathe, Jr., Gerald W. Swatsworth, Committee Chairman, and W. A. Thomas. The Executive Committee possesses and exercises the power of the Board when the Board is not in session, except when action by the full Board is specifically required by statute or the Corporation's By-Laws.

The Audit Committee

     The Audit Committee of the Corporation's Board of Directors met eight times in 1999. The members of the Audit Committee during 1999 were Louis G. Galliker, Committee Chairman, Roger S. Nave, William R. Snoddy, Rowland H. Tibbott, Jr., and Thomas A. Young. The Audit Committee supervises the internal audit of the Corporation and its subsidiaries and determines that adequate internal controls and procedures are maintained. The Audit Committee also reviews with the independent public accountants the scope and results of their annual examination.

     The Corporation's Board of Directors does not have a separate nominating committee or a separate compensation committee. The Executive Committee performs the duties of a compensation committee.

Transactions with Directors' Companies

     Directors and officers of the Corporation, and certain business and non-profit organizations and individuals associated with them or with which they have been associated, have been customers of and have had normal banking transactions with Laurel Bank and its predecessors (Johnstown Bank and Trust Company and Fayette Bank prior to their consolidation with Laurel Bank) from time to time prior to and during 1999. All such loans or extensions of credit have been made in the ordinary course of Laurel Bank's or its predecessors' business, on terms substantially equivalent, including interest rates and collateral, to those prevailing at the time for comparable transactions with other customers of Laurel Bank, or its predecessors, and did not involve more than the normal risk of collectibility or present other unfavorable features.

     Thomas A. Young, a director of the Corporation, is engaged in the private practice of law, and renders legal services to the Corporation.

Compensation Committee Interlocks and Insider Participation

     During the year ended December 31, 1999, John H. Anderson, Chairman and Chief Executive Officer of the Corporation, served as a member of the Executive Committee of the Board of Directors of the Corporation. The Executive Committee performs the duties and functions of a compensation committee.


                   E X E C U T I V E   C O M P E N S A T I O N

Executive Committee Report on Compensation

     The Executive Committee of the Corporation performs the duties and functions of a Compensation Committee. The Executive Committee consists of eight members, seven of whom are disinterested, non-employee directors. Gerald W. Swatsworth, Chairman of the Executive Committee, is the immediate past Chairman and Chief Executive Officer of the Corporation. John H. Anderson, Chairman and Chief Executive Officer of the Corporation, is a non-participating member of the Executive Committee with respect to compensation matters. The Executive Committee's report for 1999 follows:

     The Executive Committee is responsible for all aspects of executive compensation. It determines levels of compensation for each executive officer of the Corporation and administers the Corporation's Supplemental Executive Benefit Plan, Key Employee Incentive Compensation Plan, 1998 Equity Incentive Plan as well as other employee welfare and benefit plans of the Corporation. The Executive Committee also reviews compensation levels of other members of management, evaluates management performance and considers management succession issues and other related matters. Following its deliberations, the Executive Committee reports to the entire Board of Directors on all aspects of its compensation decisions affecting executive officers of the Corporation.

     Compensation Philosophy - The Corporation's overall executive compensation objective is to attract and retain qualified executive officers by compensating them at levels comparable to those at similar financial institutions. The Corporation's compensation program for executive officers consists of five components:

(1)  base salary,
(2)  participation in the Supplemental Executive Benefit Plan,
(3) performance-based annual bonuses under the Corporation's Key Employee Incentive Compensation Plan,
(4) participation in other welfare and benefit plans available to employees of the Corporation and its subsidiaries generally, and
(5)  participation in the 1998 Equity Incentive Plan.

     Salary - The Executive Committee reviews and, if appropriate, revises salary levels for each executive officer of the Corporation semi-annually and for the Chief Executive Officer annually. Salary adjustments made by the Executive Committee become effective February 1 and August 1 of each fiscal year and for the Chief Executive Officer on January 1 of each fiscal year. The Executive Committee utilizes independent compensation consultants to assist it in fixing executive salary levels. The consultants provide information concerning executive compensation levels in other Pennsylvania banks and bank holding companies of similar asset size and submit recommendations concerning salary levels for each of the Corporation's executive officers.

     Executive officer salaries are determined in light of individual performance, corporate performance and comparability to salaries paid to executive officers at other bank holding companies of comparable asset size to the Corporation in Pennsylvania. In fixing the Chief Executive Officer's salary, the Executive Committee also considers his effectiveness in achieving expansion and growth objectives of the Corporation.

     Bonus Plan - The Corporation adopted a Key Employee Incentive Compensation Plan in July, 1996. The purpose of this Plan is to enhance shareholder value and to contribute to the growth and earnings of the Corporation by directing key employees of the Corporation and its subsidiaries to attain corporate and individual performance goals set from year to year by the Executive Committee. The Plan permits bonus awards to be made in the form of stock or cash to promote ownership of the Corporation's Common Stock by key employees. Under this Plan, at the beginning of each year the Chief Executive Officer recommends (except as to himself) whether a bonus pool will be fixed, who will be eligible to be considered for incentive awards, the amount of the overall bonus pool, corporate objectives for the year and individual objectives upon which the incentive awards will be made. Individual objectives are based on ratings received by participants under the Corporation's Management Performance Appraisal System utilized for determining salary levels and eligibility for promotion. The Executive Committee makes all final determinations as to these matters, except the Chief Executive Officer must achieve a minimum individual performance rating specified by the plan. If any participant does not meet his or her minimum individual performance rating, the participant will not be entitled to any award for the year even if all corporate performance goals are met. Each individual's share of the overall bonus pool is based on the individual's salary compared with the salaries of all other participants in the Plan for the year.

     The Executive Committee may also grant discretionary bonuses under this Plan. Bonuses may be paid in cash or in unrestricted shares of the Corporation's Common Stock, valued at the date of issuance. Shares may be newly issued, treasury shares or shares purchased in the open market by the Corporation. Bonuses may not be paid for any year if (a) the Corporation has violated any significant covenant included in any credit or loan agreement, unless the violation has been waived or cured by the end of the year, (b) payment of aggregate incentive awards would cause the Corporation to violate any significant debt covenant, or (c) if the Corporation does not have positive after-tax earnings for the year. Incentive awards may be reduced pro rata to satisfy these conditions.

     For 1999, the Executive Committee established the maximum bonus pool available to all participants as 1.5% of net income for the period January 1 through December 31, 1999, payable 50% in cash and 50% in Common Stock. After adjusting for the First Philson acquisition and the 5% stock dividend distributed on February 1, 2000, the following corporate performance goals were established: earnings per share of at least $1.39, return on equity of at least 11.93% and an efficiency ratio not to exceed 58.05%. Nonrecurring merger-related expenses were excluded from actual results for the measurement of corporate performance. Achievement of each corporate target was given a one-third weight.

     The bonus pool for 1999 under the Plan was $315,000. All corporate performance objectives were achieved in 1999. A total of $315,000 in awards, representing 100% of the total pool was paid in respect of 1999.

     Supplemental Executive Benefit Plan - Certain executive officers participate in the Corporation's Supplemental Executive Benefit Plan, which is administered by the Executive Committee. The Supplemental Plans provide a salary continuation program for executive officers and a non-qualified deferred compensation plan for Messrs. Anderson, Ackmann, Craig, Rummel and J. William Smith and Ms. Roth.

     1998 Equity Incentive Plan - The Corporation adopted the 1998 Equity Incentive Plan in May 1998 to more closely align management's interests with those of the Corporation's shareholders and to recruit and retain highly qualified managers, consultants and staff. The Executive Committee administers the Plan which includes directing the amount of stock options awarded, selecting the persons to receive stock option awards, determining the terms, provisions and exercise prices for the stock options. The actual amount earned by any individual who receives stock options is determined by the performance of the Corporation's stock. The Executive Committee uses the level of responsibility of an individual as a guideline to establish the size of stock option awards. The total number of options granted in 1999 to individuals complies with this guideline.

     Other Plans - The Corporation maintains other pension benefit and welfare plans for employees of the Corporation and its subsidiaries, including a defined benefit plan, a 401(k) stock purchase plan, medical, disability and life insurance plans. Executive officers participate in these plans on a non-preferential basis.

     Compensation of Executive Officers in 1999 - The Executive Committee increased 1999 base compensation (excluding bonuses and deferred compensation payments made to executive officers) by an average of 8.8% for each individual executive officer of the Corporation.

     The Executive Committee considered increases in core operating earnings in addition to individual performance ratings, attainment of corporate objectives, and comparative salary levels at similar bank holding companies when determining base compensation for executive officers for 1999. Core operating earnings, which excludes nonrecurring income and expense items, for the year ended December 31, 1999 increased by 8.7% from the year ended December 31, 1998. Core operating earnings for the year ended December 31, 1998 increased 6.3% from the year ended December 31, 1997.

     In January, 1999, options to acquire a total of 110,250 shares of Common Stock (as adjusted for the 5% stock dividend distributed on February 1, 2000) were granted to the executive officers of the Corporation in accordance with the guidelines described above.

     The Executive Committee believes that executive compensation fairly reflects the benefits received by the Corporation's shareholders.

     Compensation of the Chief Executive Officer - Mr. Anderson's compensation is based on the same philosophy and policies for all executive officers, and includes the same five components as the executive officers. An independent compensation consultant submitted a comprehensive review of Mr. Anderson's compensation. As part of this review, the consultant evaluated and compared the components of Mr. Anderson's total compensation package with compensation packages of chief executives of other Pennsylvania banks and bank holding companies of similar asset size . According to the consultant, for 1999, Mr. Anderson's salary was 93.9% of the average salaries for the comparison group, his cash bonus was 4% of his base salary as compared to 42% of the average base salary of the comparison group, and Mr. Anderson's stock options were valued at 170% of his base salary compared to 67% of the median base salary of the executives in the comparison group who received options. The consultant concluded that Mr. Anderson's compensation program is reasonable, competitive and equitable. While the amount of his compensation within the various pay components is conservative, the program reflects a compensation philosophy that seeks to maintain competitive fairness while, at the same time, linking Mr. Anderson's pay with enhanced shareholder interests. In regard to such an effort, the Executive Committee in 1999 granted Mr. Anderson options to acquire 15,750 shares of Common Stock (as adjusted for the 5% stock dividend distributed on February 1, 2000) in accordance with the guidelines described above.

                            The Executive Committee

       *John H. Anderson                  Ethel J. Otrosina
        G. Scott Baton, II                Robert G. Salathe, Jr.
        William B. Kania                  Gerald W. Swatsworth, Chairman
        Edward L. Mears                   W. A. Thomas

February 23, 2000

*Mr. Anderson is a non-participating member of the Executive Committee relating to his compensation.

                          SUMMARY COMPENSATION TABLE


     The following summary compensation table shows the compensation paid by the Corporation and its Affiliates during the three fiscal years ended December 31, 1997, 1998 and 1999 to the Chief Executive Officer and the four most highly compensated executive officers of the Corporation and its Affiliates whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1999.

----------------------------------------------------------------------------------------------------------------------------
                         Annual Compensation                                       Long-Term Compensation Awards Payout
----------------------------------------------------------------------------------------------------------------------------
                                                                                                     Securities
                                                                     Other Annual    Restricted      Underlying      LTIP
                                Year Ended    Salary/1/   Bonus/2/   Compensation   Stock Awards   Options/SARs/3/   Payout
Name and Principal Position     December 31      $           $            $               $               #
----------------------------------------------------------------------------------------------------------------------------
J. H. Anderson                     1999          354,547     44,226       -               -             15,750         -
Chairman and Chief                 1998          325,008     12,314       -               -             63,000         -
Executive Officer                  1997          288,817     14,322       -               -                  -         -
----------------------------------------------------------------------------------------------------------------------------
S. C. Ackmann                      1999          221,457     28,018       -               -             10,500         -
President and Chief                1998          211,965      8,153       -               -             42,000         -
Operating Officer                  1997          201,253      9,473       -               -                  -         -
----------------------------------------------------------------------------------------------------------------------------
K. Craig                           1999          202,809     22,896       -               -              7,875         -
Vice Chairman (since               1998          179,492      6,145       -               -             31,500         -
12/1/98 to present) and            1997          164,434      7,128       -               -                  -         -
President and Chief
Operating Officer,
Laurel Trust Company
----------------------------------------------------------------------------------------------------------------------------
G. W. Hay/5/                       1999          189,696    234,916       -               -             31,500         -
Vice Chairman (since               1998          170,000     25,000       -               -                  -         -
7/15/99 to present) and            1997          160,000     25,000       -               -                  -         -
Executive Vice
President, Community
Banking Group, Laurel
Bank
----------------------------------------------------------------------------------------------------------------------------
E. F. Rummel                       1999          191,757     24,291       -               -              7,875         -
Vice Chairman (since               1998          181,494      6,978       -               -             31,500         -
7/1/96 to present) and             1997          171,916      8,179       -               -                  -         -
President and Chief
Operating Officer,
Laurel Bank
----------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------
                                      All Other
                                   Compensation/4/
Name and Principal Position               $
-------------------------------------------------------
J. H. Anderson                          51,642
Chairman and Chief                      37,192
Executive Officer                       53,817
-------------------------------------------------------
S. C. Ackmann                           31,339
President and Chief                     23,842
Operating Officer                       37,454
-------------------------------------------------------
K. Craig                                10,502
Vice Chairman (since                    11,349
12/1/98 to present) and                  1,508
President and Chief
Operating Officer,
Laurel Trust Company
-------------------------------------------------------
G. W. Hay/5/                           688,036
Vice Chairman (since                    26,994
7/15/99 to present) and                 19,222
Executive Vice
President, Community
Banking Group, Laurel
Bank
-------------------------------------------------------
E. F. Rummel                            12,411
Vice Chairman (since                    14,762
7/1/96 to present) and                  23,598
President and Chief
Operating Officer,
Laurel Bank
-------------------------------------------------------

/1/  Cash earned and received by executive officers.
/2/ In 1996, the Corporation adopted a Key Employee Incentive Compensation Plan pursuant to which certain employees receive an annual performance bonus award consisting of 50% cash and 50% in Common Stock.
/3/ In 1998, the Corporation adopted the 1998 Equity Incentive Plan pursuant to which employees and directors may be granted stock options. The Board of Directors granted options on May 12, 1998 and January 4, 1999 pursuant to the 1998 Equity Incentive Plan. Options were granted on July 28, 1999 to Mr. Hay only after he became an officer of the Corporation.
/4/ The Corporation provides the named executive officers with certain group health, life, medical and other non-cash benefits generally available to all salaried employees and not required to be included in this column pursuant to the rules of the SEC. The amounts shown in this column represent the cost of funding projected retirement benefits under the Corporation's Supplemental Executive Benefit Plan. The Corporation presently funds the Supplemental Executive Benefit Plan through the purchase of life insurance and annuities.
/5/ Mr. Hay formerly was President and Chief Executive Officer of First Philson Financial Corporation and First Philson Bank, N.A. Pursuant to the Corporation's merger with First Philson, Mr. Hay became Vice Chairman of the Corporation. Mr. Hay's salary for 1999 includes $81,225 paid by First Philson and $108,471 paid by the Corporation, and his bonus for 1999 includes a one-time bonus of $210,000 paid by the Corporation pursuant to Mr. Hay's employment agreement. Mr. Hay's "All Other Compensation" figure for 1999 includes a company automobile transferred to him in connection with the merger and $671,811 related to the cost of funding projected benefits under a supplemental benefit plan. The supplemental plan was established for Mr. Hay in connection with the First Philson merger and is intended to provide Mr. Hay with the same benefits that he would have received had he been a participant in the Corporation's Supplemental Executive Benefit Plan. All of Mr. Hay's compensation for 1998 and 1997 was paid by First Philson.

                             Option Grants in 1999

------------------------------------------------------------------------------------------------------------------------------------
                                                        Individual Grants
------------------------------------------------------------------------------------------------------------------------------------

                     Number of Securities    % of Total Options
                      Underlying Options   Granted to Employees in
     Name                Granted/1/             Fiscal Year          Exercise or Base Price    Expiration Date   Grant Date Present
                            #                                               ($/Sh)                                   Value/4/ $
------------------------------------------------------------------------------------------------------------------------------------
J. H. Anderson           15,750/2/             11.90%                       25.119              January 4, 2009         89,933
------------------------------------------------------------------------------------------------------------------------------------
S. C. Ackmann            10,500/2/              7.94%                       25.119              January 4, 2009         59,955
------------------------------------------------------------------------------------------------------------------------------------
K. Craig                  7,875/2/              5.95%                       25.119              January 4, 2009         44,996
------------------------------------------------------------------------------------------------------------------------------------
G. W. Hay                31,500/3/             23.81%                       22.976                July 28, 2009        167,265
------------------------------------------------------------------------------------------------------------------------------------
E. F. Rummel              7,875/2/              5.95%                       25.119              January 4, 2009         44,966
------------------------------------------------------------------------------------------------------------------------------------

/1/ All data has been adjusted to reflect the 5% stock dividend distributed by the Corporation on February 1, 2000.

/2/ Options were granted on January 4, 1999 and became exercisable on January 5, 1999. There are no reload options associated with these options. Optionees may use shares they own to pay the exercise price. The exercise price of all options was equal to 100% of the fair market value of the Corporation's Common Stock on grant date.

/3/ Options were granted on July 28, 1999 and became exercisable on July 29, 1999. There are no reload options associated with these options. The optionee may use shares he owns to pay the exercise price. The exercise price of all options was equal to 100% of the fair market value of the Corporation's Common Stock on grant date.

/4/ The Black-Scholes option pricing model is used to estimate the Grant Date Present Value. Significant weighted average assumptions are as follows: volatility - 23.14%; average risk free rate of return - 5.08%; dividend yield - 3.01%; and expected life - 6 years. The real value of options in this table depends on the actual performance of the Corporation's Common Stock and the timing of exercises.

          1999 Aggregate Option Exercises and Year-End Option Values

     This table shows the number and value of stock options (exercised and unexercised) for the named executive officers during 1999. Value of unexercised options is calculated using the difference between the option exercise price and the year-end stock price of $22.00 per share, multiplied by the number of shares underlying the option. All data has been adjusted to reflect the 5% stock dividend distributed by the Corporation on February 1, 2000.

------------------------------------------------------------------------------------------------------------------------------------
                  Shares Acquired                          Number of Securities Underlying       Value of Unexercised In-the-Money
         Name      on Exercise      Value Realized    Unexercised Options at Fiscal Year-End        Options at Fiscal Year-End
------------------------------------------------------------------------------------------------------------------------------------
                                                      Exercisable            Unexercisable       Exercisable       Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
J. H. Anderson          0                  0             78,750                    0                 /*/                 0
------------------------------------------------------------------------------------------------------------------------------------
S. C.  Ackmann          0                  0             52,500                    0                 /*/                 0
------------------------------------------------------------------------------------------------------------------------------------
K. Craig                0                  0             39,375                    0                 /*/                 0
------------------------------------------------------------------------------------------------------------------------------------
G. W. Hay               0                  0             31,500                    0                 /*/                 0
------------------------------------------------------------------------------------------------------------------------------------
E. F. Rummel            0                  0             39,375                    0                 /*/                 0
------------------------------------------------------------------------------------------------------------------------------------

/*/ The stock options held at year-end 1999 were not in-the-money; accordingly, no value is reported in the table.

Supplemental Executive Benefit Plan

     The Corporation maintains a Supplemental Executive Benefit Plan covering designated senior officers of the Corporation and the subsidiary bank (the "Supplemental Plan"). The Supplemental Plan became effective in 1997 and supersedes all prior supplemental benefit plans.

     Under the Supplemental Plan, a supplemental retirement benefit is payable to each Executive (as defined in the Supplemental Plan) upon normal retirement after age 65 or in a reduced amount if the Executive elects early retirement after age 55. The amount of the individual supplemental retirement benefit payable to each Executive is calculated based upon the Executive's annual base salary for a specified period preceding the Executive's retirement, subject to certain adjustments. The maximum annual supplemental benefit payable on a monthly basis, however, may not exceed 70 percent of the Executive's annual base salary at retirement, less (a) payments made under the Corporation's Employees' Retirement Plan, (b) 50 percent of the Executive's primary insurance benefit under Social Security, and (c) monthly payments to the Executive under the Moxham Bank Corporation Executive Retirement Plan ("Moxham Plan"). If, however, the Executive receives a lump sum payment under the Moxham Plan, the Executive will not receive any supplemental retirement payments until the aggregate amount of such payments exceeds the amount of the lump sum payment. If each Executive remains with the Corporation until age 65 and based upon December 31, 1999, calculations, Messrs. Anderson, Ackmann, Craig, Rummel and Smith and Ms. Roth would be entitled to receive annual supplemental retirement benefits under the Supplemental Plan as follows: Mr. Anderson, $206,390; Mr. Ackmann, $117,874; Mr. Craig, $87,595; Mr. Rummel, $72,877; Mr. Smith, $34,199; and Ms. Roth,
$19,287. If an Executive is eligible for and elects early retirement after attaining age 55, the Executive's annual supplemental retirement benefit is subject to reduction by 5 percent for each year or part thereof between age 65 and the Executive's age at early retirement.

     Retirement benefits under the Supplemental Plan are payable monthly for the longer of the lifetime of the Executive or ten years, unless the Executive elects one of three alternative actuarially adjusted joint and survivor annuity options. In lieu of monthly retirement benefits, Executives who retire at or after attaining age 65 may elect to receive a lump-sum benefit equal to the actuarial equivalent value of the scheduled annual supplemental retirement benefit otherwise payable. The obligations of the Corporation and its Affiliates to pay these benefits have been funded in large part by previously purchased annuities and life insurance. The Corporation and its Affiliates are not required to fund obligations under the Supplemental Plan; however, the Corporation and its Affiliates have the discretion to set aside assets or otherwise fund the Supplemental Plan.

     The Supplemental Plan also contains salary continuation arrangements for designated Executives and Participating Employees (as defined in the Supplemental Plan), including Messrs. Anderson, Ackmann, Craig, Rummel and Smith and Ms. Roth in order to provide a continuation of income to the Executive's or Participating Employee's family in the event of his or her death while actively employed by the Corporation or its Affiliates. The death benefit is payable as follows: (a) if a Participating Employee dies before age 55, his or her designated beneficiary will receive an amount equal to 60 percent of his or her annual base salary for one year, and thereafter 30 percent of such salary until the month in which the Participating Employee would have attained the age of 65; and (b) if an Executive dies after age 55, the beneficiary will receive an amount equal to 60 percent of the Executive's annual base salary for one year, and thereafter 30 percent of such salary for nine additional years. The Corporation and its Affiliates may terminate their obligation to an Executive or Participating Employee under the salary continuation arrangement upon 30 days' notice at any time before an obligation to pay benefits arises by reason of the death of an Executive or Participating Employee. The Corporation and its Affiliates maintain life insurance for the purpose of funding these salary continuation obligations.

     The Supplemental Plan contains provisions which are intended to provide transitional security to the Executives designated in the Plan (Messrs. Anderson, Ackmann, Craig, Rummel and Smith and Ms. Roth) upon the occurrence of certain specified "Change in Control" events. "Change in Control" events include: (a) the Corporation learns that a third party has acquired beneficial ownership of 25 percent or more of the voting power of the Corporation; (b) a tender offer is made to acquire 50 percent or more of the voting power of the Corporation; (c) less than 51 percent of the directors of the Corporation are persons who either were directors on the effective date of the Supplemental Plan (the "Effective Date") or individuals whose election or nomination for election as director was approved by a majority of the directors then in office who were directors on the Effective Date; (d) the shareholders approve an agreement either for the Corporation to be merged, consolidated or otherwise combined with, or for substantially all the assets or stock of the Corporation to be acquired by, a third party, and as a result of such event, the former shareholders of the Corporation would own less than a majority of the voting power of the surviving corporation or acquiring person; or (e) the shareholders approve any liquidation of substantially all of the assets of the Corporation or any distribution to security holders of 30 percent or more of the total value of such assets. The Supplemental Plan provides for the following on any "Change in Control" event: (a) a lump- sum payment to the Executive in an amount equal to three times the Executive's then annual base salary; (b) full vesting of his or her supplemental retirement benefit, payable at age 65, or on an actuarially reduced basis at age 55, or if "Change of Control" event occurs prior to the Executive's eligibility for retirement or early retirement, a lump-sum payment equal to the discounted value of the death benefits payable as if the Executive had died on the date of termination of his or her employment; and (c) continuation of coverage under all group, life, disability, accident and health insurance coverage in effect at the time of termination of employment, for not more than five years, or, if sooner, until the Executive obtains full-time employment, reaches age 65, or dies.

Retirement Plan

     All eligible employees of the Corporation and each of the Affiliates are covered by an Employees Retirement Plan. The retirement plan is a non-contributory, defined benefit pension plan which provides a normal retirement benefit based on each participant's years of service with the Corporation and each Affiliate and the participant's average monthly compensation, which is defined as the compensation received during any 60 consecutive months during the last 120 months prior to retirement, divided by 60, which produces the highest average. Benefits are equal to one percent of average monthly compensation up to the Social Security covered compensation level multiplied by the full years of credited service to normal retirement date, plus one and one-half percent of the amount of average monthly compensation in excess of such level, multiplied by the years of credited service to normal retirement date up to a maximum of 35 years. Normal retirement age is 65. Benefits under the retirement plan are not subject to any deduction for Social Security or other offset amounts. Directors are not entitled to benefits under the retirement plan unless they are also active employees of the Corporation or one of the Affiliates. The following table sets forth the estimated annual benefits payable to an employee retiring in 1999 under the retirement plan, reflecting applicable limitations under Federal tax laws:

                        Average
                      Annual base
                     Compensation               Years of service at retirement
                     ------------               ------------------------------
                                               10        20        30         40
                                               --        --        --         --
                    $ 80,000   .........   10,250    20,500    30,750     39,874
                    $105,000   .........   14,000    28,000    42,000     54,249
                    $130,000   .........   17,750    35,500    53,250     68,624
                    $155,000   .........   21,500    43,000    64,500     82,999
                    $180,000   .........   22,250    44,500    66,750     85,874
                    $205,000   .........   22,250    44,500    66,750     85,874
                    $230,000   .........   22,250    44,500    66,750     85,874
                    $255,000   .........   22,250    44,500    66,750     85,874

     As of December 31, 1999, Messrs. Anderson, Ackmann, Craig, Hay and Rummel have been credited with 15, 12, 13, 13 and 25 years of service, respectively, for purposes of the retirement plans.

     The approximate accrued benefits at age 65 (or retirement if later) based on years of credited service are for Messrs. Anderson ($30,500), Ackmann ($24,300), Craig ($25,000), Hay ($28,400), and Rummel ($48,100). Covered
compensation is based on salary shown in the summary compensation table.

     The approximate projected benefits at age 65 based on years of credited service to age 65 are for Messrs. Anderson ($64,800), Ackmann ($60,500), Craig ($70,100), Hay ($43,200), and Rummel ($85,600). Covered compensation is based on salary shown in the summary compensation table.

     Prior to their merger into the Employees' Retirement Plan of the Corporation, the retirement plans of Laurel Bank and Fayette Bank were amended effective January 1, 1987 to contain the provisions described above, subject to the provision that an employee of either of those Banks who retires after 1986 will receive a benefit not less than the benefit that he or she would have received under the prior plans based upon the employee's compensation prior to 1987.

Employment Agreement

     The Corporation entered into an employment agreement with George W. Hay as of July 15, 1999. The agreement provides that Mr. Hay will be employed as Vice Chairman of the Corporation and Community Banking Executive of Laurel Bank for a five year term, with automatic one year extensions thereafter. Mr. Hay received a bonus of $210,000 from the Corporation upon execution of the Agreement, which must be repaid as set forth in the agreement if Mr. Hay terminates his employment before July 15, 2001 without Good Reason (as defined in the agreement). The agreement also provides for a base salary of at least $200,000 per year and provides that Mr. Hay will be entitled to participate in the Key Employee Compensation Plan and the 1998 Equity Incentive Plan. Mr. Hay was granted options to purchase 30,000 shares of Common Stock. Under the agreement, Mr. Hay also is entitled to participate in the various other benefit plans of the Corporation. Upon termination of Mr. Hay's employment for any reason, Mr. Hay will be entitled to a lump sum severance payment of $1.2 million or, at his option, a benefit payable in monthly installments over a period of up to ten years with a discounted present value of $1.2 million. Mr. Hay or his designated beneficiary is also entitled to a supplemental retirement benefit of $6,000 per month if his employment terminates before October 30, 1999, $6,500 per month if his employment terminates before October 30, 2000 or $7,000 per month if his employment terminates before October 30, 2001. The payments may be made in four alternative payment options, at the election of Mr. Hay. Mr. Hay has also agreed not to compete with the Corporation within Somerset County, Pennsylvania, for a two year period after termination of the agreement.


                      O T H E R    I N F O R M A T I O N

Independent Public Accountants

     The Board of Directors has appointed PricewaterhouseCoopers, LLP as independent public accountants to audit the consolidated financial statements of the Corporation for the year ending December 31, 2000. Representatives of PricewaterhouseCoopers, LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

2000 Annual Meeting

     The next Annual Meeting of the Corporation's shareholders is scheduled to be held on May 8, 2001. In order to be included in the Corporation's Proxy Statement and form of proxy relating to the 2001 Annual Meeting, any proposal which a shareholder intends to present for consideration at the 2001 Annual Meeting must be received by the Secretary of the Corporation no later than December 6, 2000. A shareholder of the Corporation must notify the Secretary of the Corporation no later than February 28, 2001 if the shareholder intends to present a proposal for consideration at the 2001 Annual Meeting but does not intend to include information in the Corporation's Proxy Statement.

     Any nomination by a shareholder for election as a director must conform to the requirements of Section 11.2 of the By-Laws of the Corporation, a copy of which Section will be furnished promptly without charge upon written or oral request to the Secretary of the Corporation at its principal office, 551 Main Street, Johnstown, Pennsylvania 15901, (814) 532-3801. Any such nomination for the 2001 Annual Meeting must be received in writing by the Secretary of the Corporation no later than March 28, 2001, or not later than ten days after the date on which notice of such Annual Meeting is sent to shareholders, whichever is later.

Other Matters

     The Board of Directors does not know of any business which will come before the Annual Meeting for action by the shareholders other than the matters specified in the accompanying Notice of the meeting. If any other matters requiring a shareholder vote properly come before the meeting, the persons appointed in the enclosed proxy card will vote in accordance with their discretion with respect to such matters.

     [LOGO OF BT FINANCIAL CORPORATION]                            RETURN THE ATTACHED PROXY CARD TO ADP USING
                                                                   THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.
     PROXY SERVICES
     P.O. BOX 9079                                                 Proxy must be submitted by 4:00 p.m. (Eastern
     FARMINGDALE, NY 11735                                         Daylight Savings Time) on May 8, 2000 unless
                                                                   you are attending the meeting.

                                                                   PROPOSAL ONE:
                                                                   Director Nominees: James E. Croner,
                                                                   Ethel J. Otrosina, Harry F. Radcliffe,
                                                                   James A. Ulmer and Earl K. Wahl, Jr.



TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                            BTFIN1    KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                DETACH AND RETURN THIS PORTION ONLY
                                          THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
------------------------------------------------------------------------------------------------------------------------------------
BT FINANCIAL CORPORATION

   The Board of Directors Recommends a Vote FOR ALL Director Nominees.

   Vote On Directors                                                  For Withhold For All  To withhold authority to vote, mark "For
                                                                       All   All   Except:  All Except" and write the nominee's
                                                                                            number on the line below
   1. Director Nominees: 01) James E. Croner, 02) Ethel J. Otrosina
      03) Harry F. Radcliffe 04) James A. Ulmer and 05)
      Earl K. Wahl, Jr.                                                [_]    [_]    [_]     _______________________________________

   The undersigned hereby appoints William B. Kania, William R. Snoddy and Gerald W. Swalsworth and each of them, with full power of substitution in each, as proxy or proxies to represent the undersigned and to vote all shares of Common Stock of BT FINANCIAL
   CORPORATION which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of the
   Corporation's shareholders to be held on May 9, 2000, and at any adjournments thereof, upon all matters coming before the meeting. Said proxies are directed to vote as set forth herein and, in their discretion, upon such matters as may properly come before the meeting.

   NOTE: In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) thereof.

   Please sign EXACTLY as your name appears hereon. When signing as attorney, guardian, executor, trustee, etc. or as officer of a corporation, give full title as such. For joint accounts, please obtain both signatures.

   ______________________________________________                      _________________________________________________

   ______________________________________________                      _________________________________________________
   Signature (PLEASE SIGN WITHIN BOX)    Date                          Signature (Joint Owners)             Date
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           BT FINANCIAL CORPORATION
                                     PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 9, 2000, AND
                  ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

   THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BT
                            FINANCIAL CORPORATION

This proxy is solicited on behalf of the Board of Directors of the Corporation. When properly executed, this proxy will be voted as directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted for all nominees. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

           PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY PROMPTLY.
--------------------------------------------------------------------------------